Exhibit 99.1

January 29, 2015
Dow Reports Fourth Quarter and Full-Year Results
Earnings Per Share Rise 31 Percent vs. 4Q13 on an Adjusted Basis, Reaching $0.85, or $0.63 on an As-Reported Basis;
Company Delivers Record 4Q and Full-Year Adjusted EBITDA with Increases across All Operating Segments;
Reports Ninth Consecutive Quarter of Year-Over-Year Adjusted EPS, EBITDA and EBITDA Margin Increases

Fourth Quarter 2014 Highlights

•
Dow reported earnings per share of $0.85 on an adjusted basis(1) or $0.63 on an as-reported basis. This compares with earnings of $0.65 per share on an adjusted basis in the year-ago period, or $0.79 per share on an as-reported basis.

•
EBITDA rose 15 percent versus the prior year on an adjusted basis(2), reaching a fourth quarter record of $2.4 billion, or $2.1 billion on an as-reported basis(3). Adjusted EBITDA grew in every operating segment, led by Agricultural Sciences (up 40 percent), Performance Materials & Chemicals (up 18 percent) and Performance Plastics (up 6 percent).

•
EBITDA margin expanded 218 basis points on an adjusted basis(4) versus the year-ago period, with increases across all operating segments, as the Company’s integration and targeted end-markets enabled continued price stability in a declining raw material environment. Margin expansion was driven primarily by Agricultural Sciences (up 300 basis points), Consumer Solutions (up 279 basis points) and Infrastructure Solutions (up 203 basis points), due primarily to increased demand for advantaged technologies in key end-markets.

•
Sales were $14.4 billion, flat versus the same quarter last year, as volume increased in both developed geographies (up 4 percent) as well as emerging geographies (up 5 percent). Volume gains were offset by price declines driven primarily by Western Europe (down 14 percent), which included currency headwinds.

•
Dow expanded volume in most segments - led by Agricultural Sciences (up 9 percent). Double-digit increases in Epoxy and Polyurethanes drove volume gains in Performance Materials & Chemicals (up 7 percent). Demand also rose in Performance Plastics (up 3 percent).

•
Dow reported an operating rate of 86 percent for the quarter, up 4 percentage points versus the year-ago period - representing the fifth consecutive quarter of year-over-year operating rate increases. Gains were driven primarily by strong demand in Performance Plastics, coupled with ongoing productivity improvements in Performance Materials & Chemicals.

•	Cash flow from operations was $2.8 billion for the quarter - an increase of more than $500 million versus the year-ago period - demonstrating the Company’s ongoing focus on working capital efficiency.

•
Dow continued to drive shareholder remuneration actions, returning $1.6 billion to shareholders in the quarter through declared dividends and repurchases, and completing its $4.5 billion repurchase program in the period. This quarter, the Company announced a 14 percent dividend increase and expanded its share buyback program by an additional $5 billion.

(1)
“Adjusted or operating earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(3)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow achieved a record end to a strong year, with another quarter of year-over-year operating EPS, EBITDA and EBITDA margin growth. This is nine quarters in a row of these metrics increasing year over year. Our operating model of integration with geographic and market diversification showed its superiority during volatile commodity environments, as evidenced by demand growth in most segments. Our strategic decisions continued to drive long-term value across Dow’s integrated, diversified portfolio, while our self-help and productivity measures are firmly delivering cash and lowering costs.

“We are delivering on the commitments we have made - even as we ramped up the pace of investment in our long-term growth projects. In addition, we announced two significant transactions in the quarter in our drive toward delivering our target of $7 billion to $8.5 billion of released value through aggressive portfolio management measures. Collectively, these achievements underscore Dow’s fundamental drive to maximize shareholder value-creation at every turn.”

2014 Full-Year Highlights

•
Dow reported full-year 2014 earnings of $3.11 per share on an adjusted basis, or as-reported earnings of $2.87 per share. This compares with adjusted earnings of $2.48 per share in the prior year - an increase of 25 percent - or $3.68 per share on an as-reported basis.

•
Adjusted EBITDA rose $975 million versus the prior year, reaching a full-year record at $9.3 billion, or $8.9 billion on an as-reported basis. Adjusted EBITDA grew in all operating segments. The largest increase was achieved by Performance Plastics, which grew adjusted EBITDA more than $460 million, reflecting the Company’s differentiated product portfolio, diverse markets and global reach. Adjusted EBITDA also rose in Performance Materials & Chemicals - up $225 million - as a result of ongoing steps to enhance productivity.

•
The Company expanded adjusted EBITDA margins 140 basis points, with increases reported in all operating segments. Margin expansion was led by Consumer Solutions (up 214 basis points), Performance Plastics (up 168 basis points), and Infrastructure Solutions (up 141 basis points) on increasing demand, productivity improvements and strategic end-market alignment.

•
Sales were $58.2 billion, up 2 percent versus the prior year. Increases were reported in all geographic areas on an adjusted basis(5). Sales grew in North America, with revenue in the United States up 4 percent due to sales growth across all operating segments. Emerging geographic regions increased sales 4 percent and represented 35 percent of Dow’s total revenue mix.

•
Dow accelerated portfolio management actions throughout the year, with $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014. Since 2013, the Company has signed or completed transactions that are expected to generate $2.9 billion in proceeds - demonstrating progress against its previously stated target.

•
The Company delivered $6.5 billion of cash flow from operations in 2014, demonstrating Dow’s continued focus on productivity. Excluding the K-Dow award, this reflects a more than $320 million increase versus 2013 - representing a second consecutive year of record cash flow.

•	Dow reported adjusted return on capital(6) of 10.8 percent - an increase of 108 basis points versus the prior year.

(5)	“Adjusted sales” is defined as Net Sales excluding sales related to prior-period divestitures.

(6)
“Adjusted Return on Capital” is on a trailing twelve month basis and defined as Adjusted Net Operating Profit After Tax divided by Average Total Capital. “Adjusted Net Operating Profit After Tax” is defined as Adjusted Net Income plus Preferred Stock Dividends plus Net Income Attributable to Noncontrolling Interests plus gross interest expense less tax on gross interest expense. “Adjusted Net Income” is defined as Net Income excluding the impact of “Certain Items.” “Total Capital” is defined as Total Debt plus The Dow Chemical Company’s Stockholders’ Equity plus Redeemable Non-controlling Interest plus Non-redeemable Non-controlling Interests

	Three Months Ended
In millions, except per share amounts	Dec. 31, 2014	Dec. 31, 2013
Net Sales	$14,384	$14,386
Adjusted Sales	$14,384	$14,375

Net Income Available for Common Stockholders	$734	$963
Net Income Available for Common Stockholders, excluding Certain Items	$992	$793

Earnings per Common Share	$0.63	$0.79
Adjusted Earnings Per Share	$0.85	$0.65

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2014	Dec 31, 2013
Net Sales	$58,167	$57,080
Adjusted Sales	$58,167	$56,861

Net Income Available for Common Stockholders	$3,432	$4,447
Net Income Available for Common Stockholders, excluding Certain Items	$3,709	$2,981

Earnings per Common Share	$2.87	$3.68
Adjusted Earnings Per Share	$3.11	$2.48

Review of Fourth Quarter Results
The Dow Chemical Company (NYSE: DOW) reported adjusted earnings per share of $0.85, or $0.63 on an as-reported basis. This compares with adjusted earnings of $0.65 per share in the year-ago period, or $0.79 per share on an as-reported basis.
The Company reported adjusted EBITDA of $2.4 billion, or EBITDA of $2.1 billion. Adjusted EBITDA grew 15 percent versus the year-ago period, with increases reported in every operating segment, led by Agricultural Sciences (up 40 percent), Performance Materials & Chemicals (up 18 percent) and Performance Plastics (up 6 percent).
Adjusted EBITDA margin expanded 218 basis points versus the year-ago period, with increases across all operating segments, as the Company’s integration and targeted end-markets enabled continued price stability in a declining raw material environment. Margin expansion was driven primarily by Agricultural Sciences (up 300 basis points), Consumer Solutions (up 279 basis points) and Infrastructure Solutions (up 203 basis points), due primarily to increased demand for advantaged technologies in key end-markets.
Dow reported sales of $14.4 billion in the fourth quarter, flat versus the same quarter last year, as volume increased in both developed geographies (up 4 percent) as well as emerging geographies (up 5 percent). Volume gains were offset by price declines driven primarily by Western Europe (down 14 percent), which included currency headwinds.
The Company expanded volume in most segments - led by Agricultural Sciences (up 9 percent). Double-digit increases in Epoxy and Polyurethanes drove volume gains in Performance Materials & Chemicals (up 7 percent). Demand also rose in Performance Plastics (up 3 percent).

Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together decreased $64 million versus the year-ago period, due to Dow’s focused approach and productivity actions.
Dow reported an operating rate of 86 percent for the quarter, up 4 percentage points versus the year-ago period - representing the fifth consecutive quarter of year-over-year operating rate increases. Gains were driven primarily by steady demand in Performance Plastics, coupled with ongoing productivity improvements in Performance Materials & Chemicals. Cash flow from operations was $2.8 billion for the quarter - an increase of more than $500 million versus the year-ago period - demonstrating the Company’s ongoing focus on working capital efficiency.
Certain Items in the quarter included a gain related to Dow Corning’s implant liability adjustment, a loss related to Dow Corning’s Clarksville, Tenn. site abandonment, asset impairments and other items (See Supplemental Information at the end of the release for a description of Certain Items affecting results.).
The Company reported adjusted equity earnings(7) of $221 million, or $128 million as-reported. This compares with adjusted equity earnings of $264 million, or $254 million on an as-reported basis in the same quarter last year.
Dow continued to drive shareholder remuneration actions, returning $1.6 billion to shareholders in the quarter through declared dividends and repurchases, and completing its $4.5 billion repurchase program in the period. This quarter, the Company announced a 14 percent dividend increase and expanded its share buyback program by an additional $5 billion.
Agricultural Sciences
Agricultural Sciences reported record fourth quarter sales of $1.9 billion, up 5 percent versus the year-ago period. Sales gains were broad-based across all geographies, led by growth in Latin America. The segment reported record full-year sales of $7.3 billion, up 2 percent versus the year-ago period driven by the introduction and ramp up of new products and technologies.
Crop Protection reported record fourth quarter sales, up 3 percent versus the year-ago period, driven by broad-based sales gains in all geographies. Higher sales were reported in herbicides, insecticides and fungicides. Sales of new crop protection products increased by 23 percent versus the year-ago period, led by Spinetoram and Isoclast™ insecticides. Crop Protection achieved a full-year sales record.
Seeds also reported record fourth quarter sales, up 9 percent versus the year-ago period, including one-time gains related to the end of DuPont Pioneer’s development of Enlist™ soybeans. On a full-year basis, the business delivered volume growth in soybeans and cotton.
Equity earnings for the segment were $1 million. This compares with a loss of $2 million in the year-ago period. The segment reported record fourth quarter EBITDA of $222 million, up 40 percent versus the same quarter last year, primarily driven by the launch of new products and growth in targeted crops.
Consumer Solutions
Consumer Solutions reported fourth quarter sales of $1.1 billion, flat versus the year-ago period. Double-digit sales gains in North America were offset by sales declines in other geographic areas.
Dow Automotive Systems reported higher sales, due to the continued growth of innovative structural adhesives and strength in North America. In Dow Electronic Materials, gains from continued mobile device growth in Semiconductor

(7) “Adjusted equity earnings” is defined as “Equity Earnings” excluding “Certain Items.”
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Technologies were more than offset by declines in Display Technologies as a result of lower sales in films and filters and OLED materials. Consumer Care reported lower sales primarily due to unfavorable currency while overall demand was comparable to the prior period.
Equity earnings for the segment were $196 million, or $41 million on an adjusted basis. This compares with $30 million in the year-ago period. The segment reported EBITDA of $325 million. Adjusted EBITDA was $243 million, up 15 percent versus the same quarter last year. Strong volume and cost discipline offset price declines, enabling the segment to drive EBITDA growth.
Infrastructure Solutions
Infrastructure Solutions reported fourth quarter sales of $2 billion, down 4 percent versus the year-ago period, driven by declines in Europe, Middle East, Africa & India (EMEAI).
Energy & Water Solutions delivered sales gains in all regions, due to strong demand in reverse osmosis and microbial control technologies. Growth was more than offset by long acrylate monomer market conditions and weak Western Europe construction related demand in Dow Building & Construction and Dow Coating Materials.
Equity losses for the segment were $178 million. On an adjusted basis, equity earnings were $70 million, which compares with $40 million in the year-ago period. The segment reported negative EBITDA of $104 million. Adjusted EBITDA was $244 million, up $31 million versus the same quarter last year, as a result of productivity actions and demand growth in attractive markets.
Performance Materials & Chemicals
Performance Materials & Chemicals reported fourth quarter sales of $3.9 billion, up 5 percent versus the year-ago period, with gains in all geographic regions.
Polyurethanes achieved record fourth quarter sales on double-digit revenue growth with gains in all regions. Strong operational performance enabled growth from solid market demand and ongoing industry supply disruptions. Productivity actions and improving demand in Epoxy delivered double-digit sales gains with growth in all regions. Collectively, these sales gains more than offset declines in Industrial Solutions from fewer projects in concentrated solar power applications, as well as decreased de-icing sales due to warmer weather.
Equity earnings for the segment were $54 million. This compares with $124 million in the year-ago period. The segment reported EBITDA of $636 million, versus EBITDA of $483 million, or $538 million on an adjusted basis in the same quarter last year - up 18 percent, as a result of improved market dynamics coupled with ongoing productivity actions.
Performance Plastics
Performance Plastics reported fourth quarter sales of $5.5 billion, down 3 percent versus the year-ago period, primarily due to declines in Hydrocarbons and Energy. Excluding Hydrocarbons and Energy, sales were down 1 percent versus the same quarter last year. On the same basis, sales increases in North America and Latin America were more than offset by declines in Asia Pacific and EMEAI.
Dow Packaging and Specialty Plastics sales were flat as volume growth in higher value markets, such as pipe and hygiene and medical was offset by the unfavorable impact of currency. Firmer pricing in Dow Elastomers and Dow Electrical and Telecommunications and continued market growth in transportation, consumer durables and infrastructure more than offset volume declines due to tight supply conditions. Hydrocarbons and Energy sales were down due to weakening conditions in global oil and gas markets.

Equity earnings for the segment were $57 million. This compares with $79 million in the year-ago period. The segment reported EBITDA of $1.2 billion in the quarter. In the year-ago period the segment reported EBITDA of $1.7 billion, or $1.1 billion on adjusted basis, delivering profitable growth on solid market demand.

Review of Results for 2014
Dow reported full-year 2014 earnings of $3.11 per share on an adjusted basis, or as-reported earnings of $2.87 per share. This compares with adjusted earnings of $2.48 per share in the prior year - an increase of 25 percent - or $3.68 per share on an as-reported basis.
Adjusted EBITDA rose $975 million versus the prior year, reaching a full-year record at $9.3 billion, or $8.9 billion on an as reported basis. Adjusted EBITDA grew in all operating segments. The largest increase was achieved by Performance Plastics, which grew adjusted EBITDA more than $460 million, reflecting the Company’s differentiated product portfolio, diverse markets and global reach. Adjusted EBITDA also rose in Performance Materials & Chemicals - up $225 million - as a result of ongoing steps to enhance productivity.
The Company expanded adjusted EBITDA margins 140 basis points, with increases reported in all operating segments. Margin expansion was led by Consumer Solutions (up 214 basis points), Performance Plastics (up 168 basis points), and Infrastructure Solutions (up 141 basis points) on increasing demand, productivity improvements and strategic end-market alignment.
For the full year, Dow reported sales of $58.2 billion, up 2 percent versus the prior year. Increases were reported in all geographic areas on an adjusted basis. Sales grew in North America, with revenue in the United States up 4 percent due to sales growth across all operating segments. Emerging geographic regions increased sales 4 percent and represented 35 percent of Dow’s total revenue mix.
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together decreased $18 million on a full-year basis due to Dow’s focused approach and productivity actions.
Dow accelerated portfolio management actions throughout the year, with $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014. Since 2013, the Company has signed or completed transactions that are expected to generate $2.9 billion in proceeds - demonstrating progress against its previously stated target.
The Company delivered $6.5 billion of cash flow from operations in 2014, demonstrating Dow’s continued focus on productivity. Excluding the K-Dow award, this reflects a more than $320 million increase versus 2013 - representing a second consecutive year of record cash flow.
Dow reported adjusted return on capital of 10.8 percent - which represents a 108 basis point increase versus the prior year.
The Company reported full-year adjusted equity earnings of $928 million, or $835 million on an as-reported basis. This compares with full-year adjusted equity earnings of $1,044 million, or $1,034 million on an as-reported basis, versus 2013.
Certain Items in the year included a gain related to Dow Corning’s implant liability adjustment, a loss related to Dow Corning’s Clarksville, Tenn. site abandonment, asset impairments and other items (See Supplemental Information at the end of the release for a description of Certain Items affecting results.).

Outlook

Commenting on the Company’s outlook, Liveris said:
“Against the backdrop of ongoing macroeconomic, currency and energy market uncertainty, we continue to see positive underlying demand fundamentals. Dow is well positioned to continue to optimize returns in this environment: Our advantaged global cost positions are enabling us to increase asset utilization, while selling into higher value sectors. Tightening supply and demand is acting to offset some of the challenges that are a result of falling oil prices.
“Our differentiated technologies and end-market selection will enable us to maximize returns in sectors less susceptible to pricing volatility. Our business model works across all economic cycles, as we can extract value through different parts of our integrated value chains - depending on the cycle. We believe lower oil prices are a relative positive for Dow and a boost for the global economy.
“We will continue to control those factors firmly within our control - demanding operational and commercial excellence, driving proactive portfolio management and productivity actions, executing financial discipline, efficiently managing our cash and investing in people, markets and assets for long-term growth.
“This year will see several major milestones for Dow, with the start-up of the first units in Sadara and our Texas PDH unit in Texas, as well as the controlled launch of Enlist™. As our strategic catalysts continue to gain traction, the advantage they provide will further differentiate Dow against our competitors, fortifying our long-term position and accelerating shareholder remuneration.”

Dow will host a live webcast of its fourth quarter and full-year earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Net Sales	$14,384	$14,386	$58,167	$57,080
Cost of sales	11,611	12,068	47,464	47,594
Research and development expenses	428	477	1,647	1,747
Selling, general and administrative expenses	823	838	3,106	3,024
Amortization of intangibles	106	117	436	461
Other intangible asset impairment losses (Note B)	50	—	50	—
Restructuring credits (Note C)	(3)	(22)	(3)	(22)
Asbestos-related charge (Note D)	78	—	78	—
Equity in earnings of nonconsolidated affiliates (Note E)	128	254	835	1,034
Sundry income (expense) - net (Note F)	(58)	474	(27)	2,554
Interest income	19	12	51	41
Interest expense and amortization of debt discount	262	262	983	1,101
Income Before Income Taxes	1,118	1,386	5,265	6,804
Provision for income taxes (Note G)	279	358	1,426	1,988
Net Income	839	1,028	3,839	4,816
Net income (loss) attributable to noncontrolling interests	20	(20)	67	29
Net Income Attributable to The Dow Chemical Company	819	1,048	3,772	4,787
Preferred stock dividends	85	85	340	340
Net Income Available for The Dow Chemical Company Common Stockholders	$734	$963	$3,432	$4,447

Per Common Share Data:
Earnings per common share - basic	$0.64	$0.80	$2.91	$3.72
Earnings per common share - diluted (Note H)	$0.63	$0.79	$2.87	$3.68

Dividends declared per share of common stock	$0.42	$0.32	$1.53	$1.28
Weighted-average common shares outstanding - basic	1,146.9	1,190.1	1,170.9	1,186.2
Weighted-average common shares outstanding - diluted (Note H)	1,160.9	1,201.1	1,187.0	1,290.4

Depreciation	$544	$533	$2,136	$2,051
Capital Expenditures	$1,106	$884	$3,572	$2,302
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the fourth quarter of 2014, the Company recognized a pretax charge of $50 million related to the impairment of intangible assets in the Dow Electronic Materials business.

Note C: During the fourth quarter of 2013, the Company recognized a pretax gain of $22 million for adjustments to contract cancellation fees and asbestos abatement costs related to the Company's 2012 Restructuring plans.

Note D: During the fourth quarter of 2014, the Company recorded a pretax charge of $78 million related to an increase in the asbestos-related liability for pending and future claims.

Note E: In the fourth quarter of 2014, the Company recognized a gain of $407 million related to Dow Corning Corporation's ("Dow Corning") adjustment of its implant liability. In the fourth quarter of 2014, the Company also recognized a loss of $500 million related to Dow Corning's abandonment of a polycrystalline silicon manufacturing facility in Clarksville, Tennessee. In the fourth quarter of 2013, the Company recognized a $10 million loss related to asset impairment charges at a formulated electrolytes manufacturing joint venture.

Note F: In the fourth quarter of 2014, the Company recognized a pretax charge of $19 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees; a pretax charge of $12 million was recognized in the third quarter of 2014; and a pretax charge of $18 million was recognized in the second quarter of 2014.

In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding.

In the fourth quarter of 2013, the Company recognized a pretax gain of $451 million related to the divestiture of the Dow Polypropylene Licensing and Catalysts business; a pretax gain of $87 million was recognized on the sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P.; and a $26 million pretax gain was recognized on the sale of the Company's ownership interest in Dow Kokam LLC.

In the fourth quarter of 2013, the Company recognized a pretax loss of $156 million on the early extinguishment of debt; a pretax loss of $110 million was recognized in the second quarter of 2013; and a pretax loss of $60 million was recognized in the first quarter of 2013.

Note G: During the fourth quarter of 2013, the Company recognized a tax charge of $53 million for the accrual of additional penalties and interest related to court rulings on two separate matters; a tax charge of $223 million was recognized in the first quarter of 2013 related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note H: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the year ended December 31, 2013. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock is dilutive for the twelve-month period ended December 31, 2013. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earnings per common share - diluted" for the twelve-month period ended December 31, 2013. See Supplementary Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2014	Dec 31, 2013
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2014: $190; 2013: $147)	$5,654	$5,940
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2014: $110; 2013: $148)	4,685	4,935
Other	4,687	4,712
Inventories	8,101	8,303
Deferred income tax assets - current	812	743
Other current assets	328	344
Total current assets	24,267	24,977
Investments
Investment in nonconsolidated affiliates	4,201	4,501
Other investments (investments carried at fair value - 2014: $2,009; 2013: $2,056)	2,439	2,541
Noncurrent receivables	620	365
Total investments	7,260	7,407
Property
Property	55,230	55,114
Less accumulated depreciation	37,179	37,660
Net property (variable interest entities restricted - 2014: $2,726; 2013: $2,646)	18,051	17,454
Other Assets
Goodwill	12,632	12,798
Other intangible assets (net of accumulated amortization - 2014: $3,737; 2013: $3,270)	3,768	4,314
Deferred income tax assets - noncurrent	2,135	1,964
Asbestos-related insurance receivables - noncurrent	62	86
Deferred charges and other assets	621	501
Total other assets	19,218	19,663
Total Assets	$68,796	$69,501
Liabilities and Equity
Current Liabilities
Notes payable	$551	$443
Long-term debt due within one year	394	697
Accounts payable:
Trade	4,481	4,590
Other	2,299	2,290
Income taxes payable	361	435
Deferred income tax liabilities - current	105	133
Dividends payable	563	467
Accrued and other current liabilities	2,839	2,916
Total current liabilities	11,593	11,971
Long-Term Debt (variable interest entities nonrecourse - 2014: $1,229; 2013: $1,360)	18,838	16,820
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	622	718
Pension and other postretirement benefits - noncurrent	10,459	8,176
Asbestos-related liabilities - noncurrent	438	434
Other noncurrent obligations	3,290	3,302
Total other noncurrent liabilities	14,809	12,630
Redeemable Noncontrolling Interest	202	156
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,054
Additional paid-in capital	4,846	3,928
Retained earnings	23,045	21,407
Accumulated other comprehensive loss	(8,017)	(4,827)
Unearned ESOP shares	(325)	(357)
Treasury stock at cost	(4,233)	(307)
The Dow Chemical Company’s stockholders’ equity	22,423	26,898
Non-redeemable noncontrolling interests	931	1,026
Total equity	23,354	27,924
Total Liabilities and Equity	$68,796	$69,501
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Sales by operating segment
Agricultural Sciences	$1,856	$1,774	$7,290	$7,137
Consumer Solutions	1,124	1,126	4,639	4,562
Infrastructure Solutions	1,959	2,044	8,429	8,339
Performance Materials & Chemicals	3,912	3,740	15,114	14,824
Performance Plastics	5,465	5,632	22,386	21,910
Corporate	68	70	309	308
Total	$14,384	$14,386	$58,167	$57,080
EBITDA (1) by operating segment
Agricultural Sciences	$222	$159	$962	$894
Consumer Solutions	325	212	1,130	933
Infrastructure Solutions	(104)	119	817	941
Performance Materials & Chemicals	636	483	2,193	1,913
Performance Plastics	1,194	1,672	4,422	4,503
Corporate	(220)	(320)	(580)	1,361
Total	$2,053	$2,325	$8,944	$10,545
Certain items increasing (decreasing) EBITDA by operating segment (2)
Agricultural Sciences	$—	$—	$—	$—
Consumer Solutions	82	—	82	—
Infrastructure Solutions	(348)	(94)	(348)	(94)
Performance Materials & Chemicals	—	(55)	—	(55)
Performance Plastics	—	544	—	544
Corporate	(97)	(172)	(127)	1,788
Total	$(363)	$223	$(393)	$2,183
EBITDA excluding certain items by operating segment
Agricultural Sciences	$222	$159	$962	$894
Consumer Solutions	243	212	1,048	933
Infrastructure Solutions	244	213	1,165	1,035
Performance Materials & Chemicals	636	538	2,193	1,968
Performance Plastics	1,194	1,128	4,422	3,959
Corporate	(123)	(148)	(453)	(427)
Total	$2,416	$2,102	$9,337	$8,362
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$1	$(2)	$4	$5
Consumer Solutions	196	30	281	107
Infrastructure Solutions	(178)	40	(6)	126
Performance Materials & Chemicals	54	124	322	480
Performance Plastics	57	79	257	355
Corporate	(2)	(17)	(23)	(39)
Total	$128	$254	$835	$1,034

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
EBITDA	$2,053	$2,325	$8,944	$10,545
- Depreciation and amortization	692	689	2,747	2,681
+ Interest income	19	12	51	41
- Interest expense and amortization of debt discount	262	262	983	1,101
Income Before Income Taxes	$1,118	$1,386	$5,265	$6,804
- Provision for income taxes	279	358	1,426	1,988
- Net income (loss) attributable to noncontrolling interests	20	(20)	67	29
- Preferred stock dividends	85	85	340	340
Net Income Available for The Dow Chemical Company Common Stockholders	$734	$963	$3,432	$4,447

(2)	See Supplemental Information for a description of certain items affecting results in 2014 and 2013.

Sales by Geographic Area (1)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
North America	$5,200	$5,108	$21,422	$20,849
Europe, Middle East, Africa and India	4,574	4,692	19,671	19,208
Asia Pacific	2,342	2,387	9,135	9,229
Latin America	2,268	2,199	7,939	7,794
Total	$14,384	$14,386	$58,167	$57,080

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	9%	(4)%	5%	3%	(1)%	2%
Consumer Solutions	3	(3)	—	3	(1)	2
Infrastructure Solutions	(2)	(2)	(4)	1	—	1
Performance Materials & Chemicals	7	(2)	5	2	—	2
Performance Plastics	3	(6)	(3)	—	2	2
Total	4%	(4)%	—%	2%	—%	2%
North America	2%	—%	2%	1%	2%	3%
Europe, Middle East, Africa and India	9	(11)	(2)	3	(1)	2
Asia Pacific	—	(2)	(2)	(1)	—	(1)
Latin America	2	1	3	1	1	2
Total	4%	(4)%	—%	2%	—%	2%
Developed geographies	4%	(6)%	(2)%	1%	—%	1%
Emerging geographies (2)	5	(1)	4	2	1	3
Total	4%	(4)%	—%	2%	—%	2%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	9%	(4)%	5%	3%	(1)%	2%
Consumer Solutions	3	(3)	—	3	(1)	2
Infrastructure Solutions	(2)	(2)	(4)	1	—	1
Performance Materials & Chemicals	7	(2)	5	2	—	2
Performance Plastics	3	(6)	(3)	1	2	3
Total	4%	(4)%	—%	2%	—%	2%
North America	2%	—%	2%	1%	2%	3%
Europe, Middle East, Africa and India	9	(11)	(2)	4	(1)	3
Asia Pacific	—	(2)	(2)	1	—	1
Latin America	2	1	3	1	1	2
Total	4%	(4)%	—%	2%	—%	2%
Developed geographies	4%	(6)%	(2)%	1%	—%	1%
Emerging geographies (2)	5	(1)	4	3	1	4
Total	4%	(4)%	—%	2%	—%	2%

(1)
Sales to customers in the Indian subcontinent, previously reported with Asia Pacific, are now aligned with Europe, Middle East, Africa and India; prior period sales have been adjusted to reflect this realignment.

(2)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(3)	Excludes sales related to Nippon Unicar Company, Limited, divested on July 1, 2013, and sales of the Polypropylene Licensing and Catalysts business, divested on December 2, 2013.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2014 and December 31, 2013:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Adjusted to exclude certain items (non-GAAP measures)			$992	$793	$0.85	$0.65
Certain items:
Asset impairments and related costs	$(73)	$(194)	(47)	(132)	(0.04)	(0.11)
Warranty accrual adjustment of exited business	(100)	—	(63)	—	(0.05)	—
Restructuring plan implementation costs	—	(13)	—	(11)	—	(0.01)
1Q12 Restructuring credits	—	16	—	16	—	0.01
4Q12 Restructuring credits	—	6	—	5	—	0.01
Asbestos-related charge	(78)	—	(49)	—	(0.04)	—
Gain on sale of Dow Polypropylene Licensing and Catalysts business	—	451	—	356	—	0.29
Gain on sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P.	—	87	—	69	—	0.06
Gain on sale of ownership interest in Dow Kokam LLC	—	26	—	18	—	0.01
Dow Corning implant liability adjustment	407	—	378	—	0.32	—
Loss related to Dow Corning's Clarksville, Tennessee site abandonment	(500)	—	(465)	—	(0.40)	—
Chlorine value chain separation costs	(19)	—	(12)	—	(0.01)	—
Loss on early extinguishment of debt	—	(156)	—	(98)	—	(0.08)
Uncertain tax position adjustments	—	—	—	(53)	—	(0.04)
Total certain items	$(363)	$223	$(258)	$170	$(0.22)	$0.14
Reported (GAAP amounts)			$734	$963	$0.63	$0.79

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

The following table summarizes the impact of certain items recorded in the twelve-month periods ended December 31, 2014 and December 31, 2013:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Adjusted to exclude certain items (non-GAAP measures)			$3,709	$2,981	$3.11	$2.48
Certain items:
Asset impairments and related costs	$(73)	$(194)	(47)	(132)	(0.04)	(0.11)
Warranty accrual adjustment of exited business	(100)	—	(63)	—	(0.05)	—
Restructuring plan implementation costs	—	(44)	—	(32)	—	(0.03)
1Q12 Restructuring credits	—	16	—	16	—	0.01
4Q12 Restructuring credits	—	6	—	5	—	0.01
Asbestos-related charge	(78)	—	(49)	—	(0.04)	—
Gain from K-Dow arbitration	—	2,161	—	1,647	—	1.37
Gain on sale of Dow Polypropylene Licensing and Catalysts business	—	451	—	356	—	0.29
Gain on sale of 7.5 percent ownership in Freeport LNG Development, L.P.	—	87	—	69	—	0.06
Gain on sale of ownership interest in Dow Kokam LLC	—	26	—	18	—	0.01
Dow Corning implant liability adjustment	407	—	378	—	0.32	—
Loss related to Dow Corning's Clarksville, Tennessee site abandonment	(500)	—	(465)	—	(0.40)	—
Chlorine value chain separation costs	(49)	—	(31)	—	(0.03)	—
Loss on early extinguishment of debt	—	(326)	—	(205)	—	(0.17)
Adjustment of uncertain tax positions	—	—	—	(276)	—	(0.23)
Total certain items	$(393)	$2,183	$(277)	$1,466	$(0.24)	$1.21
Dilutive effect of assumed preferred stock conversion into shares of common stock						(0.01)
Reported (GAAP amounts) (5) (6)			$3,432	$4,447	$2.87	$3.68

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the year ended December 31, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the year ended December 31, 2013, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the twelve-month period ended December 31, 2013, as it excludes preferred dividends of $340 million.

The following table presents diluted share counts for the three- and twelve-month periods ended December 31, 2014 and December 31, 2013, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Twelve Months Ended
In millions	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Share count - diluted, excluding preferred stock conversion to common shares	1,160.9	1,201.1	1,187.0	1,193.6
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	N/A	N/A	96.8
Share count - diluted, including assumed preferred stock conversion to common shares	N/A	N/A	N/A	1,290.4

Results in the fourth quarter of 2014 were impacted by the following items:

•
Pretax charges of $73 million for asset impairments related to the Dow Electronic Materials business. The charges were included in "Cost of sales" ($23 million) and "Other intangible asset impairment losses" ($50 million) in the consolidated statements of income and reflected in Consumer Solutions.

•
Pretax charge of $100 million for a warranty accrual adjustment related to an exited business. The charge was included in "Cost of sales" in the consolidated statements of income and reflected in Infrastructure Solutions.

•
Pretax charge of $78 million related to an increase in the asbestos-related liability for pending and future claims (excluding future defense and processing costs). The charge is shown as "Asbestos-related charge" in the consolidated statements of income and reflected in Corporate.

•
A gain of $407 million related to Dow Corning Corporation's ("Dow Corning") adjustment of its implant liability. Dow Corning is a 50 percent owned joint venture of the Company. The gain was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions ($155 million) and Infrastructure Solutions ($252 million).

•
A loss of $500 million related to Dow Corning's abandonment of a polycrystalline silicon manufacturing facility in Clarksville, Tennessee. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Infrastructure Solutions.

•
Pretax charges of $19 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company's chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees ("Chlorine value chain separation costs"). The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the fourth quarter of 2013 were impacted by the following items:

•
Pretax charges of $194 million for asset impairments and related costs, including the shutdown of manufacturing facilities, in the Chlor-Alkali and Vinyl business, Energy & Water Solutions business, Performance Monomers business, Epoxy business, Polyurethanes business and Corporate. The charges were included in "Cost of sales" ($181 million), "Amortization of intangibles" ($3 million) and "Equity in earnings of nonconsolidated affiliates" ($10 million) in the consolidated statements of income and reflected in Infrastructure Solutions ($95 million), Performance Materials & Chemicals ($70 million) and Corporate ($29 million).

•
Pretax charges of $13 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($10 million), "Research and development expenses" ($2 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $16 million for adjustments to asbestos abatement costs and contract cancellation fees related to the 1Q12 Restructuring plan. The gain was included in "Restructuring credits" in the consolidated statements of income and reflected in Infrastructure Solutions ($1 million) and Performance Materials & Chemicals ($15 million).

•
Pretax gain of $6 million for adjustments to contract cancellation fees related to the 4Q12 Restructuring plan. The gain was included in "Restructuring credits" in the consolidated statements of income and reflected in Performance Plastics.

•
A $451 million pretax gain on the December 2, 2013 divestiture of the Dow Polypropylene Licensing and Catalysts business, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Plastics.

•
Pretax gain of $87 million on the sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P., included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Plastics.

•
Pretax gain of $26 million on the sale of the Company's ownership interest in Dow Kokam LLC, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $156 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $53 million for the accrual of additional penalties and interest related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

In addition to the items described above for the fourth quarter of 2014, results for the year ended December 31, 2014 were impacted by the following item:

•
Pretax charges of $30 million for chlorine value chain separation costs. The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2013, results for the year ended December 31, 2013 were impacted by the following items:

•
Pretax charges of $31 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($30 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $170 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.